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Report of Independent Registered Public Accounting Firm

The Board of Trustees
COUNTRY Mutual Funds Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that COUNTRY VP Growth Fund and COUNTRY VP Bond Fund (two series constituting the COUNTRY Mutual Funds Trust) (the “Funds”), complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 (the “Act”) as of March 31, 2009.  Management is responsible for the Funds’ compliance with those requirements.  Our responsibility is to express an opinion on management’s assertion about the Funds’ compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds’ compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  Included among our procedures were the following tests performed as of March 31, 2009 and, with respect to agreement of security purchases and sales, for the period from December 31, 2008 (the date of the last examination) through March 31, 2009:

●	Confirmation of all securities held by institutions in book entry form with Depository Trust Company (for DTC eligible securities) and The Northern Trust (for non-DTC eligible securities);

●	Confirmation of all cash balances with the custodian bank;

●	Confirmation of all mutual fund holdings with the account representative of each fund complex;

●	Confirmation of all unsettled trades with the respective broker, and where replies were not received, performance of other appropriate alternative procedures;

●	Reconciliation of all such securities and investments to the books and records of the Funds and COUNTRY Trust Bank, N.A., the Custodian; and

●	Agreement of 10 security purchases and 10 security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

A member firm of Ernst & Young Global Limited

In our opinion, management’s assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of March 31, 2009, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Milwaukee, Wisconsin
June 3, 2009

615 East Michigan Avenue PO Box 701 Milwaukee, WI 53202-0701 www.countrymutualfunds.com

Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940

June 3, 2009

We, as members of management of COUNTRY Mutual Funds Trust, comprised of the COUNTRY VP Bond Fund and COUNTRY VP Growth Fund (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, “Custody of Investments by Registered Management Investment Companies,” of the Investment Company Act of 1940 (the “Act”). We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements.  We have performed an evaluation of the Funds’ compliance with the requirements of subsections (b) and (c) of Rule 17f-2, as of March 31, 2009 and from December 31, 2008 through March 31, 2009.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Act as of March 31, 2009 and from December 31, 2008 through March 31, 2009, with respect to securities reflected in the investment accounts of the Funds.

COUNTRY Mutual Funds Trust